Exhibit (d)(2)

Rating Closed-End Fund Debt and Preferred Stock

Master Criteria

Key rating drivers and rating implications are listed on page 1 of this report.

Related Criteria

Click here to receive Fitch’s forthcoming research on closed-end funds.

Criteria for Rating Caps and Limitations in Global Structured Finance Transactions (May 2014)

Counterparty Criteria for Structured Finance and Covered Bonds (May 2014)

Criteria for Sovereign Risk in Developed Markets for Structured Finance and Covered Bonds (February 2015)

Appendices

Appendix 1: CEF Liabilities

Appendix 2: Market Value Structures

Appendix 3: Puerto Rican CEFs

Appendix 4: Market Value Approach to DF Development

Analysts

New York

Ian Rasmussen

+1 212 908-0232 ian.rasmussen@fitchratings.com

Roger Merritt

+1 212 908-0636 roger.merritt@fitchratings.com

London

Alastair Sewell

+44 20 3530 1147 alastair.sewell@fitchratings.com

Scope

This report updates and replaces the master criteria report titled “Rating Closed-End Fund Debt and Preferred Stock,” dated Sept. 4, 2014. This report primarily covers collateralized short- and long-term obligations issued by U.S. closed-end funds (CEFs) regulated by the Investment Company Act of 1940 (1940 Act). Principles in this criteria report are also applicable to Puerto Rican (PR) CEFs, CEFs in other non-U.S. jurisdictions and other market value structures (MVS), in general, in assigning ratings where the primary risk is from market value volatility.

Key Rating Drivers

Stressed Asset Values Emphasis: The ability of a CEF (and other MVS) to redeem debt and preferred stock is fundamentally linked to the realizable market value of the fund’s assets, especially in times of market stress. Stress testing a CEF portfolio’s market value under a challenging liquidation scenario to repay rated liabilities is a core element of Fitch’s rating methodology for CEFs.

Dynamic Deleveraging/Defeasance a Key Feature: CEFs typically implement structural deleveraging or liability defeasance mechanisms to protect investors in CEF debt and preferred stock. The triggers are based on minimum overcollateralization (OC) ratios recalculated on a regular basis, with an allowable cure period before mandatory deleveraging or liability defeasance. Fitch’s criteria closely consider the frequency and robustness of these mechanisms.

Structural Protections Support Ratings: CEFs must adhere to leverage restrictions and structural features prescribed by the 1940 Act, which provide a baseline set of protections. Fitch’s criteria consider factors not fully addressed by the 1940 Act, including the stressed price volatility of specific asset types, all forms of on- and off-balance sheet leverage, the level of portfolio diversification and other risk factors.

Discount Factors Drive Coverage: Stressed discount factors (DFs) are applied to specific portfolio assets based on the assets’ historical worst volatility. In turn, the discounted value of the portfolio provides the OC available to rated liabilities. DFs are unchanged in this criteria update.

Importance of Portfolio Diversification: The criteria place heavy emphasis on the fund’s portfolio diversification to limit overall portfolio risk. Portfolio guidelines that allow for higher issuer, industry, currency, municipal sector and/or state concentrations relative to Fitch’s diversification framework will result in lower leverage or lower ratings.

Capturing Economic Leverage: The Fitch OC tests seek to capture all forms of leverage — traditional and economic — utilized by CEFs. Forms of economic leverage include derivatives, tender option bonds (TOBs) and other off-balance sheet liabilities, many of which are not explicitly captured by 1940 Act-mandated asset coverage tests.

Recognition of Subordination Risks: The Fitch net OC test captures the effects of subordination that may pose a risk to rated debt and preferred stock. Subordination arises from the presence of senior debt and other obligations in the fund’s capital structure, which may have a first priority on fund assets.

Role of Manager: Fitch assesses the capabilities of the manager, including its staffing, processes and operational controls, given its role in asset selection and substitution, maximization of value, working out/selling troubled assets and monitoring.

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Ratings Assigned to Securities Issued by CEFs

Fitch assigns long- and short-term credit ratings to debt and preferred stock issued by leveraged CEFs, consistent with the agency’s published ratings definitions. Ratings do not address liquidity in secondary markets. Fitch only assigns category-level ratings to debt and preferred stock issued by CEFs and other MVS and does not apply rating modifiers. For example, Fitch would rate notes ‘AAA’, ‘AA’ or ‘A’ and not ‘AA+’, ‘AA-’ or ‘A+.’

Long-Term Ratings

The long-term credit ratings address the likelihood of full and timely payment of interest or dividends on each payment date, and principal upon optional or mandatory redemption or at maturity. The ratings are based on the following:

•    Structural Mechanisms: OC triggers, mandatory redemption or liability defeasance parameters, and other structural protections for rated debt obligations.

•    Capital Structure: The fund’s capital structure and sufficiency of asset coverage, according to seniority of the liabilities.

•    Investment Portfolio: Evaluation of the fund’s portfolio assets with a focus on the potential market value loss under stress scenarios.

•    Investment Manager Review: Qualitative assessment of the fund’s investment manager.

•    Legal Considerations: Integrity of the legal structure and regulatory environment.

Short-Term Ratings

Fitch may also assign short-term credit ratings to notes and preferred stock with maturities viewed as short term based on market convention (typically up to 13 months), and notes and preferred stock that offer a demand feature giving investors the right to tender the securities back to the fund or the liquidity provider on pre-specified dates (e.g. variable-rate demand preferred stock). For the latter, Fitch’s long-term rating addresses the sufficiency of asset coverage, whereas the short-term rating addresses the strength of the put feature based on:

•    Liquidity Provider’s Obligation: Review of the terms and conditions of the liquidity provider’s obligation to purchase all debt or preferred stock tendered for sale not sold on the tender date, or upon certain events defined in the transaction documents (e.g. expiration of the liquidity agreement or downgrade of the liquidity provider below a specified level).

•    Liquidity Provider’s Credit Strength: The credit strength of the liquidity provider or the guarantor supporting the liquidity provider’s obligation.

•    Legal Considerations: Integrity of the legal structure.

Ratings Assigned to Other CEF Leverage Types

Fitch also assigns ratings to other types of financing instruments for CEFs and CEF-like fund structures. Examples include credit facilities, margin loans, reverse-repurchase agreements and bespoke exchange-traded note transactions.

CEF Debt and Preferred Stock Rated Below Investment Grade

Currently, the majority of Fitch-rated CEFs carry ‘AAA’ or ‘AA’ ratings on their debt and preferred stock obligations, in line with the strength of structural protections embedded in those securities. The baseline protections of the 1940 Act help support such rating levels. As such, Fitch does not publish DFs below the ‘BBB’ rating level. In a scenario where a CEF’s obligations are rated below ‘BBB’, Fitch would evaluate the portfolio, structure and manager on a case-by-case basis, taking into account potential losses.

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Structural Protections Support Ratings

The criteria primarily rely on OC triggers and asset liquidation as primary means for repaying rated debt and preferred stock in a stressed scenario. As such, Fitch reviews structural protections in place and the degree to which they incent or require the manager to take such actions, as well as the quality and sufficiency of the asset pool to cover fund obligations. In general, CEF debt and preferred stock investors are exposed to the following risks:

•     Market Risk: The general risk of declines in the market value of portfolio assets, particularly in periods of market stress, such as experienced in 2008.

•     Liquidity Risk: The risk that a security cannot be sold quickly enough in the market to prevent a further loss or can only be liquidated at a haircut to its intrinsic value. This risk is present in the event of mandatory deleveraging or redemption following a breach of certain asset coverage ratios.

•     Leverage Risk: The risk that leverage carried by the fund will exacerbate market losses allocated to investors and, depending on the exact nature of each form of debt, may also subordinate investors in rated debt and preferred stock.

•     Moral Hazard Risk: The risk that the advisor may manage a fund’s portfolio and leverage to the benefit of common stockholders and to the detriment of debt and preferred stock investors.

Assessment of OC

CEFs with rated leverage maintain minimum OC guidelines or asset coverage tests within their governing documents designed to protect debt and preferred stock investors against default on principal and any accrued interest or dividends. Market value-based mandatory redemption/acceleration triggers serve to maintain this credit enhancement and protect holders of notes and preferred stock. OC is measured by discounting the market value of portfolio assets by asset-specific DFs on pages 9–10. This discounted value of assets is then compared with outstanding leverage and other liabilities. Fitch assigns ratings by analyzing a fund’s minimum asset coverage requirements relative to Fitch’s CEF criteria.

Mandatory Deleveraging or Redemption

Fitch’s CEF rating criteria are based on an analysis of deleveraging/defeasance provisions over a pre-specified and limited time frame. Fitch reviews mandatory deleveraging and other collateral maintenance provisions within transaction documents to assess whether CEFs will maintain sufficient OC for debt and preferred stock for a given rating level. Additional provisions CEFs incorporate to increase asset coverage on breaching the tests, such as ceasing distributions to common stockholders until OC is restored, are positive.

Typically, funds incorporate a cure period that gives them time to take voluntary action to correct a breach of asset coverage based on either the 1940 Act or Fitch’s criteria. During this period, funds may sell assets and use proceeds to deleverage the portfolio or seek a capital injection through an equity offering. Fund managers may also elect to rebalance the portfolio into more liquid, less risky assets. If the manager fails to cure a breach of a test within the prescribed cure period, the governing documents require redemption of debt and preferred stock within a predefined period in a sufficient amount to restore compliance with the failed test(s).

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Market Risk Exposure Period

The exposure period is the maximum number of days that a CEF debt or preferred stock investor is exposed to portfolio market value declines before deleveraging or defeasance takes place. This period is the length of time from the prior valuation date when OC tests were passing, to the last allowable date when any OC test breach must be cured. The exposure period is specified in security legal documents such as note indentures as the sum of the following periods:

•    Valuation Period: The frequency with which the fund calculates coverage ratios to ensure it is passing the tests (typically weekly).

•    Cure Period: The number of days the fund has to cure any breach before entering into a mandatory redemption period (typically 10 business days).

•    Mandatory Redemption Period: The covenanted time allotted for redeeming shares or notes, during which time funds cannot issue additional leverage or pay common stock dividends (typically 30 days). This period is set to account for mandated shareholder notification periods, auction dates and other structural considerations.

In determining the asset DFs presented in the table on pages 9 and 10, Fitch used exposure periods of 40–60 business days. Governing documents that specify an exposure period greater than 60 business days may result in more conservative DFs being applied at a given rating level. Fitch will evaluate DFs for shorter exposure periods on a case-by-case basis, as any perceived benefits of a shorter liquidation period may be offset by higher losses due to market illiquidity and forced selling.

Investor Actions to Enforce or Waive Deleveraging

Some CEF debt and preferred stock transaction documents permit their investors to enforce or waive the fund’s deleveraging and other collateral maintenance procedures when asset coverage tests are breached. Typically, a minimum number of votes by certain investor classes are needed for the actions to become effective.

Investors are presumed to act to enforce repayment as early as the transaction legally allows. A waiver may extend the length of time investors are exposed to market value volatility of the fund’s portfolio; therefore, it could put negative pressure on the ratings. Additionally, Fitch would evaluate whether such provisions would disproportionately benefit any class of investors at the expense of other rated investor classes.

Closed-End Fund Overcollateralization Tests

1940 Act — Baseline Protection to Rated Debt and Preferred Stockholders

The 1940 Act requires a minimum OC of 200% for total debt and preferred stock leverage, and a minimum asset OC of 300% for senior debt leverage. These OC tests are based on current, rather than stressed, market values.

The 1940 Act does not mandate fund deleveraging or defeasance of liabilities on breach of asset coverage but does restrict payments/declaration of common dividends and limits the issuance of new leverage until sufficient 1940 Act-mandated asset coverage is restored. However, fund operating documents usually include mandatory deleveraging/defeasance as a mechanism for curing a breach of the 1940 Act. Therefore, 1940 Act asset coverage ratios, as typically implemented, effectively limit the amount of leverage a fund can maintain. Fitch monitors funds’ compliance with such 1940 Act asset coverage ratios, as they are an important structural protection for investors of rated notes and preferred stock.

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The 200% asset coverage ratio for debt and preferred stock is typically calculated in one of two ways, both of which yield the same result, as shown below:
=	[Total Assets at Market Value (MV) – Current Liabilities] [All 1940 Act Leverage[a] + Accrued Expenses and Fees on Leverage]

=	Or [Common Equity + All 1940 Act Leverage + Accrued Expenses and Fees on Leverage] [All 1940 Act Leverage + Associated Accrued Expenses and Fees]

[a]1940 Act leverage only includes leverage that funds interpret to be recognized as leverage under Section 18 of the 1940 Act (e.g. preferred stock, notes and bank facility). Other types of leverage, such as reverse-repurchase agreements, mortgage dollar rolls and noncash settled derivatives, are excluded from this test and, instead, follow asset segregation rules. For more information, see Fitch Research on “Closed-End Funds: Evolving Use of Leverage and Derivatives,” dated September 2010, available on Fitch’s website at www.fitchratings.com.

The 300% asset coverage ratio for senior debt is typically calculated in one of two ways, both of which also yield the same result, as shown below:
=	[Total Assets at Market Value (MV) – Current Liabilities] [All Senior 1940 Act Leverage[b] + Accrued Expenses and Fees on Leverage]

=	Or [Common Equity + All 1940 Act Leverage + Accrued Expenses and Fees on Leverage] [All Senior 1940 Act Leverage + Accrued Expenses and Fees on Leverage]

[b]Senior 1940 Act leverage only includes leverage that funds interpret to be recognized as senior securities other than preferred stock under Section 18 of the 1940 Act (e.g. notes and bank facility). Similar to the 200% test, other types of leverage, such as reverse-repurchase agreements, mortgage dollar rolls and noncash-settled derivatives, are excluded from the 300% test and, instead, follow asset segregation rules. For more information, see Fitch Research on “Closed-End Funds: Evolving Use of Leverage and Derivatives,” dated September 2010, available on Fitch’s website at www.fitchratings.com.

Assigning Ratings Based Only on Investment Company Act of 1940 Asset Coverage Ratios

Fitch may rely on leverage limits embedded in the 1940 Act when rating certain CEFs holding less volatile assets. To determine whether Fitch can rely solely on 1940 Act asset coverage ratios for assigning a ‘AAA’ rating, Fitch seeks to determine that the fund:

•    Is limited by governing documents to purchase only lower-risk assets with DFs well below the implied limits in the 1940 Act.

•    Is limited by governing documents to minimum levels of issuer, industry and currency diversification consistent with Fitch’s criteria.

•    Restricts forms of leverage to those captured under the 1940 Act.

•    Maintains appropriately conservative collateral maintenance triggers that provide a high level of confidence that deleveraging or defeasance of rated obligations will occur within a 60-business-day (or less) period.

The chart on page 11 shows the asset types with lower Fitch DFs than those implied by the 1940 Act’s asset coverage tests. These asset types may be analyzed on the basis of the 1940 Act’s asset coverage tests, subject to the caveats above. Fitch’s diversification guidelines are outlined in the Portfolio Diversification section that begins on page 12.

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Fitch OC Tests: Going Beyond the 1940 Act

The asset coverage/leverage restrictions of the 1940 Act are not sufficiently conservative at higher ratings levels for many of the asset types held by CEFs. Moreover, the 1940 Act tests often do not capture certain forms of leverage.

OC of debt and preferred stock is measured by the Fitch total OC and net OC tests (together, the Fitch OC tests). The Fitch OC tests address the potential for additional forms of leverage, more volatile asset classes and subordination risk.

Fitch OC tests seek to measure whether the stressed market value of fund assets is sufficient to meet all principal and interest/dividend payments of debt and preferred stock on optional or mandatory redemption. In the absence of other qualitative considerations, Fitch OC and net OC ratios in excess of 100% are generally deemed to be consistent with the rating assigned to the debt and preferred stock.

Fitch Total OC Test: Sufficiency of Asset Coverage

The Fitch total OC test is the primary test for evaluation of asset coverage for each rated class of leverage. The calculation of the Fitch total OC test includes, in the numerator, all portfolio assets discounted using Fitch DFs and any additional haircuts for insufficient diversification. The denominator includes all portfolio liabilities that are pari passu or senior to that class of rated debt or preferred stock.

Fitch Total OC	=	Total Net Discounted Assets at MVa
Fitch-Rated Liability + Other Liabilities Pari Passu and Senior to Rated Liability

[a]Total net discounted assets at market value (MV) equal total portfolio assets at MV and accrued income, including assets held as collateral for other fund liabilities, less nonleverage liabilities that are not part of a rolling leverage strategy (such as to-be-announced, or TBA, securities, futures and forwards, among others), then discounted at the Fitch DFs in the table on pages 9–10 and adjusted per Fitch’s criteria discussed in the Portfolio Diversification section that begins on page 12.

Fitch Net OC Test: Subordination Risk Protection

The Fitch net OC test is relevant if a fund has liabilities that are senior to the Fitch-rated class of leverage, and those liabilities are secured by specific assets. The Fitch net OC test assesses whether the fund has sufficient asset coverage to the rated debt or preferred stock after first repaying liabilities that are legally or structurally senior in the capital structure.

The Fitch net OC test may be either more or less conservative than the Fitch total OC test and may be particularly relevant for CEFs that utilize senior bank lines, depending on collateralization requirements. For instance, the Fitch net OC test could be more conservative when senior bank liabilities are secured by specific assets and the remaining portfolio consists of more volatile asset types or exhibits higher concentration by issuer and/or industry.

Fitch calculates available net assets after subtracting the total amount of senior liabilities if senior liabilities have a general claim on fund assets. If specific assets are encumbered or segregated, Fitch will exclude these assets from the net OC test. Furthermore, Fitch discounts the portfolio’s assets, applying the diversification framework after subtracting any assets encumbered as collateral for senior obligations.

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Fitch Net OC	=	Available Net Discounted Assets[a]
Fitch-Rated Liability + Other Liabilities that Are Pari Passu

[a]Available net discounted assets equal total portfolio assets at market value and accrued income minus all assets that are either held as collateral for other fund liabilities and/or subject to a first claim of a senior liability in the capital structure minus nonleverage liabilities that are not part of a rolling leverage strategy (such as TBA security rolls, futures and forwards, among others), then discounted at the Fitch DFs in the table on pages 9–10 and adjusted per Fitch’s criteria discussed in the Portfolio Diversification section, which starts on page 12.

Fitch Discount Factors Reflect Asset Price Volatility and Liquidity

DFs reflect each asset class’ unique price volatility based on historically observed worst-case price declines and liquidity stress (bid-ask spread widening). Historical worst losses function as base case losses. For all asset classes, historical worst losses are deemed to be equal to either a ‘A’ or ‘BBB’ stress. For higher-rated CEF debt and preferred stock, historical worst losses are increased by a multiple. For example, if a worst loss is deemed to be equivalent to a ‘BBB’ stress, the loss would be doubled to make it equivalent to a ‘AAA’ stress. (For more information on Fitch’s determination of asset-specific DFs, see Appendix 4: Market Value Approach to DF Development.)

DFs of many asset classes are more conservative (thus restricting to lower levels of leverage) than the 1940 Act tests and, in most cases, substantially so (see the Fitch DF table, pages 9 and 10). For this reason, Fitch evaluates the sufficiency of a fund’s asset coverage in the context of Fitch OC tests when CEFs invest in higher-risk asset classes, in addition to the fund’s compliance with the 1940 Act tests.

Outside of funds regulated by the 1940s Act, minimum DFs are applied in addition to the asset-specific DFs. These minimum DFs serve as overall guidelines on maximum amounts of leverage at each rating level. This approach is akin to how U.S. CEFs are regulated and the minimum DF for notes and/or preferred stock rated ‘AAA’ is set at a level equal to the 200% asset coverage required by the 1940s Act.

Minimum Overall Discount Factors

	Liability Rating
	AAA	AA or F1+	A or F1	BBB or F2
Minimum Discount Factor	2.00	1.70	1.40	1.10

Note: Fitch applies the more conservative of standard asset discount factors or minimum overall discount factors for purposes of calculating the Fitch total OC test at different rating levels.

Asset Liquidity and Changes in Market Structure

The depth and diversity of investors in a given asset class are important considerations in Fitch’s analysis of CEF portfolios and the liquidity of underlying assets. Assets in a market with a homogenous or overly concentrated investor base may be less liquid, particularly in periods of stress when such investors may experience simultaneous selling pressures. For additional information on how liquidity is considered, see Appendix 4: Market Value Approach to DF Development.

For example, an asset class with significant open-end fund and CEF investor composition could be exposed to a downward spiral of pricing pressure as CEFs simultaneously hit liquidation triggers and/or open-end funds experience redemption pressures. Fitch may introduce rating caps or more conservative DFs for funds heavily invested in such markets to capture the added liquidity risk. For portfolios comprised largely of less liquid securities, the rating cap would generally be set at ‘A’ or lower.

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Structural changes in a market will lead Fitch to review and potentially revise criteria and DFs accordingly. Structural market changes may include a shifting investor base susceptible to synchronous deleveraging or changes in the regulatory environment that reduce liquidity for one or more asset classes.

Evidence of declining market liquidity of fixed-income securities tied to shrinking dealer balance sheets caused a review of price volatility and bid/ask spreads. To date, the losses observed in the credit/liquidity crisis, which drive the DFs, appear to be more stressful than more recent observed losses. A decrease in general market leverage and a benign credit and interest rate environment may lead to stability relative to the credit/liquidity crisis. However, as markets begin to reflect increases in interest rates and/or changes in the credit cycle, volatility and liquidity may not be consistent with historically experienced stresses, which would lead to adjustments to criteria and DFs.

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Fitch Discount Factors

	DFs Appropriate for Different Rating Levels of CEF Debt and Preferred Stock
Assets	AAA	AA	A	BBB
Cash and Short-Term Investments
Cash and Receivables Due in 10 Business Days or Less	1.00	1.00	1.00	1.00
Securities Rated in A to AAA Rating Categories; < 1 Year	1.10	1.08	1.05	1.00
U.S. Government and Supranationals
Treasuries, Supranationals, Direct U.S. Agency Debt and U.S. Agency-Backed MBS; 1–10 Years[a]	1.10	1.08	1.05	1.00
Treasuries, Supranationals, Direct U.S. Agency Debt and U.S. Agency MBS; >10 Years	1.25	1.20	1.15	1.10
Sovereigns
Debt of Developed Countries; 1–10 Years[b] [c]	1.15	1.10	1.08	1.05
Debt of Developed Countries; >10 Years	1.30	1.25	1.20	1.15
Debt of Emerging Countries[d]	3.10	2.40	1.75	1.50
Municipals
Obligations in AAA or AA Rating Categories; 1–10 Years[e]	1.20	1.15	1.10	1.08
Obligations in A Rating Category; 1–10 Years	1.30	1.20	1.15	1.10
Obligations in AAA or AA Rating Categories; >10 Years	1.45	1.35	1.25	1.20
Obligations in BBB Rating Category; 0–10 Years	1.45	1.35	1.25	1.20
Obligations in A Rating Category; >10 Years	1.50	1.40	1.30	1.20
Obligations in BBB Rating Category; >10 Years	1.70	1.50	1.40	1.25
Obligations Below Investment Grade or Unrated	2.50	2.00	1.70	1.45
Corporates
Bonds, Developed Countries, in AAA or AA Rating Categories; 1–10 Years[f]	1.30	1.20	1.15	1.10
Bonds, Developed Countries, in A Rating Category; 1–10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in BBB Rating Category; 0–10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in AAA or AA Rating Categories; >10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in A or BBB Rating Categories; >10 Years	1.65	1.50	1.35	1.25
Bonds, Developed Countries, in BB Rating Category	1.80	1.60	1.40	1.30
Bonds, Developed Countries, in B Rating Category	2.15	1.80	1.55	1.40
Bonds, Developed Countries, Rated CCC or Lower or Unrated	3.70	2.55	1.95	1.60
Bonds, Emerging Countries	4.60	2.90	2.10	1.65
Convertibles
Busted Convertible Debt, Developed Countries, in AAA or AA Rating Categories or Unrated; 1 –10 Years[g]	1.30	1.20	1.15	1.10
Busted Convertible Debt, Developed Countries, in A or BBB Rating Categories; 1 –10 Years	1.40	1.30	1.25	1.20
Busted Convertible Debt, Developed Countries, in AAA or AA Rating Categories or Unrated; >10 Years	1.40	1.30	1.25	1.20
Busted Convertible Debt, Developed Countries, in A or BBB Rating Categories; >10 Years	1.65	1.50	1.35	1.25
Typical Convertible Debt, Typical Convertible Preferred Stock and Busted Convertible Preferred Stock, Developed Countries, Investment Grade or Unrated[h]	1.80	1.60	1.40	1.30
Busted Convertible Debt and Busted Convertible Preferred Stock, Developed Countries, in BB Rating Category	1.80	1.60	1.40	1.30
Busted Convertible Debt and Busted Convertible Preferred Stock, Developed Countries, in B Rating Category	2.15	1.80	1.55	1.40
Equity-Sensitive Convertible Debt and Equity-Sensitive Convertible Preferred Stock, Investment Grade or Unrated	2.15	1.80	1.55	1.40
Typical Convertible Debt and Typical Convertible Preferred Stock, Below Investment Grade	2.55	2.05	1.65	1.45
Synthetic Convertible Securities[i]	—	—	—	—
Busted Convertible Debt and Busted Convertible Preferred Stock, Rated CCC or Lower or Unrated Distressed Convertible Debt and Unrated Distressed Convertible Preferred Stock, Developed Countries[j]	3.70	2.55	1.95	1.60
Equity-Sensitive Convertible Debt and Equity-Sensitive Convertible Preferred Stock, Below Investment Grade	4.00	2.70	2.05	1.60
Convertible Debt and Convertible Preferred Stock, Emerging Countries	5.00	3.50	2.10	1.65
Leveraged Loans
Broadly Syndicated and Large Corporate (BSLC) Loans , U.S., Canadian and European Union (EU), First Lien, in BB Rating Category or Higher[k]	1.55	1.40	1.30	1.25
BSLC Loans, U.S., Canadian and EU, First Lien, in B Rating Category	1.80	1.60	1.40	1.30
BSLC Loans, U.S., Canadian and EU, Second Lien, in BB and B Rating Category	2.50	2.00	1.60	1.40
BSLC Loans, U.S., Canadian and EU, First Lien and Second Lien, in CCC Rating Category	3.70	2.55	1.95	1.60
BSLC Loans, U.S., Canadian and EU, Third Lien	5.00	3.50	2.10	1.65

aAsset category for agency-backed MBS excludes interest- and principal-only issues, support tranches, inverse floaters and inverse interest-only issues. bSovereign debt excludes U.S. cDeveloped countries are advanced economies, as defined by the IMF. dEmerging countries are defined as all countries not included in the aforementioned definition of developed countries. eAAA rated municipals include refunded and pre-refunded municipal bonds, backed by U.S. government collateral. fThe bonds category includes the collateralized bond asset class. gBusted convertible securities are defined as convertible securities having a conversion premium in excess of 70%. Conversion premium is calculated as: (market value [MV] of the convertible security minus MV of total stock into which the security may be converted to)/MV of the convertible security). hTypical convertible securities are defined as convertible securities that have a conversion premium between 20% and 70%. iEquity-sensitive convertible securities are defined as convertible securities that have a conversion premium less than 20%. iFitch will evaluate synthetic convertible securities on a case-by-case basis to determine the appropriate discount factor (DF) and diversification treatment. In making this determination, Fitch will review the credit rating of the issuer and put provider, the provisions on put protection and stock delta, and whether the underlying stock is trading at an equity-sensitive, typical or busted conversion premium. jDistressed convertibles have a bid price below 60% of par, as defined on page 303 of the March 2008 edition of “A Guide to the Lehman Brothers Global Family of Indices.” kFitch’s DFs on leveraged loans are primarily derived from the performance of the U.S. leveraged loan market and reflect the jurisdictional support of creditor’s rights in the U.S. To date, this analysis has also been applicable to leveraged loans originating from Canada and the EU, which, together with U.S. leveraged loans, constitute the majority of investments made by Fitch-rated loan CEFs. However, should a marked change in jurisdictional mix and creditor’s rights take place in any of these geographical locations, Fitch will re-evaluate its DFs to reflect such data.

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Fitch Discount Factors (continued)

	DFs Appropriate for Different Rating Levels of CEF Debt and Preferred Stock
Assets	AAA	AA	A	BBB
Equity
MLPs, RITs and MTS, $1.5+ Billion Float-Adjusted Market Capitalization[l]	2.20	1.75	1.50	1.35
U.S. and Developed Countries, Large Capitalization[m]	2.60	2.10	1.70	1.50
U.S. and Developed Countries, Medium Capitalization and Small Capitalization, and MLPs, RITs and MTS, with Less than $1.5 Billion Float-Adjusted Market Capitalization[n] [o]	4.00	2.70	2.05	1.60
Emerging and Developing Markets	5.50	3.75	2.20	1.75
Preferred Stock
Preferred Stock	2.50	2.00	1.60	1.40
Foreign Currency
Unhedged Foreign Currency Exposure, Investment-Grade Countries (in Addition to Standard Asset DFs)	1.50	1.40	1.30	1.25
Structured Securities
ABS Student Loans AAA FFELP Non-ARS; < 10 Years[p]	1.35	1.25	1.20	1.15
CMBS Issued 2005 or Earlier: Super-Senior Tranches Rated AAA[q]	1.45	1.35	1.25	1.20
ABS Student Loans AAA FFELP Non-ARS; > 10 Years[p]	1.45	1.35	1.25	1.20
CMBS Issued After 2005: Super-Senior Tranches Rated AAA[q]	1.70	1.50	1.35	1.30
Non-Agency RMBS, Other ABS, Other CMBS and CLOs Rated AAA[r]	1.80	1.60	1.40	1.30
Non-Agency RMBS, Other ABS, Other CMBS and CLOs Rated AA or Ar	2.50	2.00	1.60	1.45
Other
All Other Assets	NC	NC	NC	NC

lDefined as excluding closely held stock and cross holdings, among others, consistent with the calculation methodology of the Alerian MLP Index. Also includes publicly traded c-corps with more than 80% of assets in MLPs, RITs and MTS. Notwithstanding this, MLPs, RITs and MTS restricted from trading within 180 days until the first available registration date are afforded the same DFs as MLPs, RITs and MTS with less than $1.5 billion of market capitalization, subject to a 10% overall limit on exposure. mLarge capitalization is defined as company stock that has market capitalization equal to or greater than $5 billion. nMedium capitalization is defined as company stock that has market capitalization of less than $5 billion and equal to or greater than $1 billion. oSmall capitalization is defined as company stock that has market capitalization of less than $1 billion. pFFELP non-ARS student loans refer to the private-sector student loan programs organized through one of the U.S. federal agencies’ family education loan programs. These loans have either full or almost-full support of the U.S. government, depending on vintage. Non-ARS refers to those investments that do not trade as an auction-rate security. qSuper-senior tranche refers to a tranche that has at least one other ‘AAA’ rated tranche junior to it and no other tranches senior to it in the capital structure. Furthermore, such tranche should not be on Rating Watch Negative or Rating Outlook Negative. rOther ABS include ‘AAA’ rated obligations securitized by credit card and automobile loan receivables and student loans that are not already captured by other security-type categories in the above table. Notes: For all asset classes, asset maturity is calculated on the basis of the security’s final maturity, except for securities that contain a put provision at the securityholder’s option. In such instances and for the purpose of determining the appropriate asset DF, the next available put date may be assumed to be the asset maturity date. For investments that synthetically reference diversified indices or portfolios, Fitch calculates the average credit quality needed to select the appropriate DF by: looking to the Fitch rating of each underlying security, if available, otherwise, at the lowest available rating of other global rating agencies; assigning a probability of default value to each underlying security based on Fitch’s corporate CDO criteria; and calculating the probability-of-default weighted average credit rating of that index/portfolio, consistent with Fitch’s “Global Bond Fund Rating Criteria,” dated August 2013, available on Fitch’s website at www.fitchratings.com. MLPs – Master limited partnerships. RITs – Royalty or income trusts. MTS – Marine transportation securities. NC – No credit given, unless evidence of stable MV risk can be demonstrated.

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Figure 1: Discount Factors Relative to the 1940 Act, 200% and 300% Asset Coverage Ratios

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Leverage Outside the 1940 Act

Fitch OC tests seek to capture leverage that falls outside the 1940 Act’s definitions of leverage. Such nontraditional leverage includes reverse-repurchase agreements, TOBs, securities lending arrangements, forward rolls (e.g. when-issued securities, to-be-announced securities and mortgage dollar rolls), forwards, futures, total return swaps, credit default swaps and purchased and written put and call options, among others.

The 1940 Act generally allows funds to exclude such leverage from their asset coverage tests if the leverage is fully collateralized by segregated liquid assets or if completely offsetting leverage positions exist, e.g. long and short credit default swaps referencing the same name.

The full effects of leverage as measured by the 1940 Act may be understated for funds utilizing such nontraditional forms of leverage. Fitch seeks to include all forms of leverage, whether on-or off-balance sheet, for purposes of the Fitch OC tests. (For more information on how to calculate the Fitch total OC test and net OC test based on various types of traditional and nontraditional leverage, see Appendix 1: CEF Liabilities.)

Deferred Tax Liabilities

Most CEFs elect to be treated as regulated investment companies (RICs) under the Internal Revenue Code of 1986, as amended, allowing them to pass through income tax to common shareholders. However, some CEFs choose to be treated as corporations to invest more than 25% in certain assets, such as master limited partnerships (MLPs), and take advantage of preferred tax treatment. As a result, these CEFs often carry deferred tax liabilities (DTLs) on their balance sheets due to appreciation of portfolio securities and the tax deferral of capital gains until a sale takes place.

To calculate asset coverage for Fitch OC tests, Fitch reduces the numerator by 10% of the DTL amount. The treatment is designed to capture, in Fitch’s opinion, the remote risk that a portion of the liability may be realized upon a sale of securities in a stressed scenario, while recognizing that the bulk of the DTL should be eliminated in such a stressful liquidation scenario.

Refinancing Risks

CEFs can be exposed to refinancing risk when senior debt matures or is called early, forcing the fund to liquidate portfolio assets to provide for repayment. To provide for liquidity, the transactional documents for debt and term preferred stock may require a fund to segregate assets in an amount at least equal to that of maturing securities and to convert the segregated assets to more liquid securities closer to date. Many CEFs, particularly in the municipal sector, have generally adopted these guidelines, as they may serve to minimize forced asset sales in a stressed environment. In cases where such guidelines are absent, Fitch will evaluate on a case-by-case basis to determine any impact on ratings.

Portfolio Diversification

Fitch’s CEF ratings guidelines include a minimum diversification framework by issuer, industry, currency and municipal sector and state. The guidelines augment Fitch’s stand-alone DFs, which were based on broad and diverse indices. When rating less diversified portfolios, Fitch reduces the amount of credit afforded to any excess concentration.

1940 Act Diversification

The 1940 Act provides a baseline diversification framework. CEFs regulated under the 1940 Act may elect to register as a diversified or a nondiversified company, both with respect to single-issuer and industry/sector concentration. The issuer concentration guidelines of the

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1940 Act permit diversified funds to invest up to 5% in a single issuer for up to 75% of its portfolio and allow up to 25% in a single issuer (also known as the safe harbor provision). The corporate industry and municipal sector concentration guidelines permit funds to register as diversified and subject their portfolios to a 25% concentration limitation per industry or municipal sector. Alternatively, CEFs may elect to operate as nondiversified CEFs and concentrate their holdings in a particular industry/sector. The nondiversified status is utilized primarily by sector funds, such as real estate- and energy-sector CEFs.

Fitch OC Test Diversification

Fitch goes beyond the 1940 Act’s diversification framework by addressing concentration risk at the level of individual issuers, corporate industries, foreign currencies and municipal sectors and states, regardless of whether they are directly held or referenced through a derivative instrument.

Issuer Diversification

Fitch excludes the market value of any single-obligor holdings in excess of the issuer concentration guidelines below when calculating the Fitch OC tests.

Issuer concentration for corporate obligors is calculated as the sum of debt and equity securities issued by an entity on a consolidated basis, rolled up to the holding company level, if applicable.

The issuer diversification framework for municipal CEFs is similar, with the exception of state-level GO bonds and other issues backed by a state-level taxing authority. For ‘AAA’ rated CEF obligations, state-level GO obligations have a maximum issuer guideline of 20%. This is intended to promote an appropriate amount of portfolio diversification without creating an incentive for portfolios to diversify away from what is traditionally the most creditworthy and liquid of municipal issuances from within a given state.

Fitch Corporate Issuer Diversification Guidelines

Obligor	Maximum Amount Eligible for Fitch OC Tests (%)[a]
Largest Obligor	10[b]
Next Five Largest Obligors	5
All Other Obligors	3

[a]Reflects the maximum credit that Fitch affords to such exposures when rating CEF debt and preferred obligations at various rating levels. [b]On a case-by-case basis, Fitch may also raise its issuer concentration thresholds for exposures to broadly diversified investment portfolios or holding companies. For MLPs, RITs and MTS restricted from public trading, Fitch applies a 10% credit limit to such aggregate exposure.

Note: Any excess exposure is not eligible for credit. In cases where an obligor is in excess of these guidelines across multiple securities, Fitch will exclude credit starting with the highest DF securities first. On a case-by-case basis, Fitch may raise its issuer concentration thresholds for funds where Fitch rates the issued debt or preferred stock below investment grade, since such rating already reflects, to an extent, the increased risk associated with the idiosyncratic risk in the fund’s portfolio.

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Concentration for obligors and equity issuers is aggregated on the basis of the revenue source supporting repayment and valuation, respectively. For example, all GO bonds of a particular city are aggregated to calculate issuer concentration. Similarly, all tobacco securitization bonds, regardless of issue domicile, are considered as one obligor. In the MLP sector, when a limited partner entity constitutes the majority of the revenue source of its general partner entity, both exposures would be aggregated.

Fitch Municipal Issuer Diversification Guidelines

	Maximum % Eligible for Fitch OC Tests[a]
	AAA	AA	A	BBB
State-Level General Obligations and Other Municipal Issues Backed by State-Level Taxing Authority, Rated at Least BBB-[b]	20	40	60	80
Largest Obligor[c]	10	10	10	10
Next Five Largest Obligors	5	5	5	5
All Other Obligors	3	3	3	3

[a]Reflects the maximum credit that Fitch affords to such exposures when rating CEF debt and preferred obligations at various rating levels. [b]To calculate concentrations, all state-level obligations, issuers or authorities reliant on the state for payment are combined. If a state GO is rated below investment grade (BB+ or lower) the general issuer concentration thresholds above apply. [c]Fitch may raise its issuer concentration thresholds for exposure to broadly diversified investment portfolios or holding companies.

Note: In cases where an obligor is in excess of these guidelines and the exposure is to multiple securities, Fitch excludes the market values of securities with the highest DF first. On a case-by-case basis, issuer concentration thresholds may be increased for CEF debt or preferred stock rated below investment grade, since such rating reflects, to an extent, increased risk associated with idiosyncratic risk.

Industry, Currency and Sector Diversification

Fitch also applies a 25% concentration threshold to corporate industries, structured finance sectors and municipal sectors. But unlike with issuer guidelines, excess exposures here are afforded credit at a higher DF multiple. The additional DF for corporate industry and structured finance sectors above 25% is 1.5x. The additional DF applied to municipal assets in excess of the 25% municipal sector guidelines is 1.10x or 1.25x, depending on the state GO rating — see table on page 15.

Corporate Industries/SF Sectors for Purposes of Determining Funds’ Single-Industry/Sector Exposure[a]

Industries Subject to 25% Threshold per Fund
Aerospace and Defense	General Retail	RMBS
Automobiles, Building and Materials and Chemicals	Healthcare	CMBS
Banking, Finance and Insurance	Industrial/Manufacturing	Consumer ABS
Broadcasting, Media and Cable	Lodging and Restaurants	Commercial ABS
Business Services	Metals and Mining	CDO/Other
Computer/Electronics and Telecommunications	Packaging and Containers	—
Consumer Products	Paper and Forest Products	—
Energy (Oil and Gas)	Pharmaceuticals	—
Environmental Services	Real Estate	—
Farming and Agricultural Services	Sovereigns	—
Food and Drug Retail	Textiles and Furniture	—
Food, Beverage and Tobacco	Transportation and Distribution	—
Gaming, Leisure and Entertainment	Utilities (Power)	—

[a]Based on Fitch corporate CDO criteria and other Fitch research.

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Municipal Sectors for Purposes of Determining Funds’ Single-Sector Exposure

Sectors Subject to 25% Threshold[a]
Pre-Refunded/Escrowed	Municipal Essential Service Revenue[c]
General Obligation and Lease/Appropriation Backed	Transportation Revenue
Special Tax Backed	Corporate Backed[d]
Healthcare Revenue[b]	Housing Revenue
Higher Education Revenue	—

[a]Investments in bonds that have been pre-refunded or escrowed to maturity, and in bonds that are backed by state-level general obligation and state-level taxing authority, are exempt from the 25% threshold. [b]Includes hospitals, nursing and senior care facility bonds, among others. [c]Includes power, water and sewer bonds, among others. [d]Includes tobacco bonds, investor-owned utilities and industrial-development bonds, among others.

The particular multiples Fitch applies to DFs on the basis of portfolio concentration were derived by comparing the performance of broad market indices with indices concentrated in particular corporate industries and municipal sectors and states.

Certain indices utilized by Fitch to derive DFs, such as the Merrill Lynch Preferred Stock indices for preferred stock securities and the Alerian MLP Index for equity securities issued by MLPs, are inherently sector concentrated. As such, the worst-case losses and resultant DFs already include the concentration element, and, therefore, Fitch does not apply the additional DF multiple to them. For all other corporate industries, see treatment in the table below.

Summary of Industry Diversification Guidelines for Taxable CEFs

Treatment for Exposure in Excess of 25% to a Single Foreign Currency:	Treatment for Exposure in Excess of 25% to a Single Corporate Industry:

Additional 1.1x Multiple to Applicable Asset DF	Additional 1.5x Multiple to Applicable Asset DF

Note: In instances where a fund has concentration in excess of 25%, Fitch’s diversification framework applies the DF multiple on a pro-rata basis across all instruments within such group.

Single-State Municipal CEFs Pose Added Risks

Fitch’s CEF criteria consider the inherent concentration risks presented by single-state CEFs, which typically invest 75%–100% of assets in a given state. For concentrations above 25%, Fitch applies a DF multiple of 1.1x for securities of issuers located in a state rated at least ‘BBB’ and a 1.25x for securities of issuers located in a state rated below ‘BBB’. The dial-up is intended to capture an increased likelihood of price volatility and contagion among portfolio assets from a single state under a credit stress, which may be exacerbated by headline risk and/or forced selling.

Summary of Sector/State Diversification Guidelines for Tax-Exempt CEFs[a]

State General Obligation Rating:	Treatment for Exposures in Excess of 25% to a Single Municipal Sector[b]:	Treatment for Exposures in Excess of 25% to a Single State:
BBB or Higher	Additional 1.1x Multiple to Applicable Asset DF	Additional 1.1x Multiple to Applicable Asset DF
BBB- or Lower	Additional 1.1x Multiple to Applicable Asset DF	Additional 1.25x Multiple to Applicable Asset DF

[a]This table summarizes sector/state diversification guidelines applicable to municipal CEFs. Other general guidelines, such as the issuer diversification framework, continue to apply. [b]Excludes state-level general obligation bonds and issues backed by a state-level taxing authority.

Note: In instances where a fund has concentration in excess of 25%, Fitch’s diversification framework applies the DF multiple on a pro-rata basis across all instruments within such group.

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Other Rating Considerations

Make-Whole Amounts and Prepayment Premiums

Transaction documents of certain CEF liabilities at times incorporate a variable make-whole amount required to be paid to investors as a result of a breach of asset coverage tests. The increased payment may put additional pressure on the CEF’s ability to restore appropriate levels of asset coverage and/or redeem obligations. Therefore, Fitch includes any make-whole amount dictated by transaction documents for purposes of calculating the Fitch asset coverage. Fitch may also elect to apply an additional stress factor in a higher and/or more volatile interest rate environment.

Similar to make-whole amounts, fixed prepayment premium obligations are also added to total principal and accrued expenses when totaling the fund’s liabilities to calculate the Fitch OC tests. Given the fixed and pre-specified nature of the potential liability to the fund, no additional stress beyond the prepayment premium amount is applied.

Some CEF liabilities have a make-whole provision enacted solely in the event of a voluntary and optional prepayment of the notes at the discretion of the fund and not applicable in the event of an early redemption due to a breach of the fund’s asset coverage/deleveraging tests. In such instances, Fitch makes no adjustments in calculating OC tests.

Fund Legal Framework

Funds can take multiple legal forms, but those using financing are generally close-ended to avoid liquidity risks stemming from the early sale of assets to meet redemptions. Fitch considers the following to be key considerations.

•    Legal/regulatory framework: valid formation of the fund, segregation of assets, regulatory oversight, restrictions on activities to reduce the risk of new liabilities and creditors, tax considerations and others.

•    Leverage legal structure: review of transaction legal documents and legal opinions for determining the rights of note and preferred shareholders.

•    Clear cash flow allocation: regulatory framework and/or transaction documents should establish clearly the priorities of investors and other transaction parties.

•    Operational capacity: responsibilities of the fund’s key operational counterparties, including the manager, custodian and trustee, should be clearly defined in the legal documents.

•    Liquidity and treasury operations: operational support should provide timely trade settlements and payment of obligatory interest and/or dividend payments, and cash management to build liquidity in anticipation of debt maturity.

Fitch performs reviews of bankruptcy remoteness, asset segregation and independent oversight. Fitch reviews all legal documentation, including the fund prospectus, note indentures, statements of preferences, purchase and loan facility agreements and margin requirements, if any.

Recourse to Fund Assets and Priority of Payments

Fitch expects lenders, debt holders or other senior investors to benefit from legally enforceable recourse to fund assets. Such recourse means assets cannot be pledged to other parties and that there is a clearly defined security interest, individually or collectively, rated note or preferred holders have in a fund’s assets. Furthermore, the control rights of equity or junior investors in the portfolio should be subordinated to the rights of the rated classes of debt/preferred securities. The rights of the debt, preferred and common shareholders should be clearly laid out in the fund prospectus and transaction legal documents.

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Fitch assesses the priority of payments as set forth in the legal documentation, notably with respect to amounts payable to other parties, such as fees (including senior/subordinated management fees), ongoing and termination payments arising from derivatives transactions, expenses and taxes.

Supplemental Portfolio Cash Flow Analysis

CEFs in some regulatory jurisdictions outside the U.S. may not benefit from the samewell-defined market value deleveraging triggers found in U.S. CEFs. In these markets, Fitch may supplement its market value analysis with additional cash flow analysis. The analysis consists of simulating cash flow shortfalls and credit losses due to delinquencies, defaults and losses under normal and stressed scenarios (on assets, default and recovery timing or interest rates) considered appropriate for the rating level to determine to what extent cash flow deferrals and losses affect senior instruments. This analysis will involve, as needed, the analytical group within Fitch with the most relevant expertise and criteria for the asset class in which the fund invests.

For example, for non-U.S. CEFs that invest in a corporate loan portfolio, we may apply supplemental cash flow analysis applying Fitch’s proprietary model and rating factors under the framework described in its “Global Rating Criteria for Corporate CDOs,” dated July 2014.

Third Parties

Third parties such as the trustee, the custodian bank, the administrator or auditors are reviewed. Even if the fund’s assets and deposit accounts are generally segregated, timeliness and ultimate recovery can be affected by a credit event on the custodian bank or trustee, and, therefore, Fitch expects a minimum rating level for such counterparties as detailed in its “Counterparty Criteria for Structured Finance and Covered Bonds.”

For certain important counterparty relationships, such as liquidity providers and derivative counterparties where a hedge is relied on in the rating analysis, Fitch expects legal documents to include remedial procedures (e.g. transfer of responsibilities to custodian or trustee, appointment of a new party and posting of collateral) in case counterparties are no longer in a position to fulfil their duties.

Fitch evaluates counterparty risk arising from funds’ over-the-counter derivative and leverage positions when assigning ratings to CEF liabilities. The credit risk and performance of counterparties can impact the effectiveness of hedges and the ability to quickly access portfolio positions. This, in turn, can impact the degree of asset protection the portfolio offers and the ability to rollover maturing obligations.

Collateral posted by the funds’ counterparties in nonhedging derivative transactions are included as part of the Fitch OC tests’ numerator because such amounts are already reflected in Fitch’s treatment of derivatives, as described in Appendix 1. However, Fitch affords credit to any assets posted by the fund to a counterparty in the Fitch total OC test numerator, subject to appropriate DFs, as these assets would be returned to the fund if the associated leverage/derivative is unwound.

For other counterparty transactions, such as securities lending arrangements, counterparty concentration remains a risk, regardless of the market value of the transaction. In securities lending arrangements, securities lent are typically handled by the same counterparty that retains the cash collateral received, exposing the fund to risk of loss on both the securities lent and the cash collateral. Fitch will assess such risk on a case-by-case basis, evaluating whether

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cash collateral is held by a bankruptcy-remote entity apart from the counterparty, and calculate the Fitch net OC test by subtracting the higher of discounted cash collateral received or the discounted securities lent from the numerator.

Implementation of Structural Mechanisms

Historically, CEF governing documents incorporated most, if not every, aspect of the rating criteria that prevailed when the fund was originally rated. However, the absence of detailed descriptions of Fitch’s CEF rating criteria, including asset-specific DFs, will not, on its own, have adverse rating implications, provided that the fund maintains sufficient deleveraging/liability defeasance mechanisms and adheres to guidelines that are conservative relative to Fitch’s current rating criteria. From the perspective of the investor and fund manager, Fitch believes this offers greater transparency and easier implementation of any future criteria changes.

Stress Testing as Part of the Analysis

Fitch may conduct stress tests on CEF portfolios in cases where the fund’s structure and/or portfolio guidelines differ from the agency’s criteria at a given rating level. Stress tests contemplate worst-case scenarios to ensure the assigned rating can withstand adverse changes in the fund’s profile. For example, the tests may model migration in the fund’s portfolio composition and leverage to the limits of the fund’s operating and investment guidelines.

Additional stress tests may include the instantaneous credit migration of third parties providing credit enhancement to portfolio securities or instantaneous decreases in prices of unrated and/or below-investment-grade portfolio assets.

Information Used to Determine a Rating

Analysis and rating decisions are based on relevant public and nonpublic information. Main sources of this information are the issuer and/or fund administrator and the public domain. This includes publicly available information pertaining to the fund, such as audited and unaudited (e.g. interim) financial statements and regulatory filings. The rating process may incorporate information provided by third-party sources. The relevant source of information material to the rating is disclosed in every rating action commentary.

Fitch conducts a reasonable investigation of the factual information relied on by it, in accordance with its rating methodology, and obtains reasonable verification of that information from independent sources, to the extent such sources are available for a given security or jurisdiction. Issuers may choose not to share certain information with external parties, including rating agencies, at any time. While Fitch expects each issuer that has agreed to participate in the rating process, or its agents, will supply promptly all information relevant for evaluating both the ratings of the issuer and all relevant securities, Fitch neither has, nor would it seek, the right to compel the disclosure of information by any issuer or any agents of the issuer.

Investment Manager Review

Fitch performs an assessment of the fund manager to form an opinion on whether the manager is qualified and has the necessary resources to manage the fund. Fitch’s criteria report, “Asset Manager Rating Criteria,” (dated May 2014), serves as a guide and reference point for the manager assessment. In rating CEF debt and preferred stock, Fitch performs a manager evaluation on a pass/fail basis. A failed review would likely preclude Fitch from assigning a new rating or result in negative rating action in the case of an existing rating.

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Fitch’s initial and ongoing reviews of CEFs encompass an analysis of the following areas:

•    Investment Policies and Procedures: Sector overview, sector allocation and diversification, portfolio strategy construction and target composition, use of derivatives and asset liquidity.

•    Operations: Asset pricing and portfolio valuation, fair value pricing procedures, trading and settlement trade, reconciliation and technology support.

•    Legal and Compliance: Regulatory compliance, including compliance with the fund’s governing documents on the 1940 Act and Fitch OC tests; SEC examinations; board of directors’ structure and independence; and external and internal audits.

•    Organization: Organizational and management structure; assets by amount and type under management; key personnel experience and track records; product marketing; and distribution.

•    Third Parties: Appropriateness of third-party service providers to the fund, including custodian, administrator, external legal counsel and external auditor.

The onsite review includes meetings with the portfolio management team and related personnel. During the onsite review, the company has an opportunity to present information on its history, ownership structure, business plans and investment strategies, as well as demonstrate its credit selection and portfolio monitoring capabilities. Alignment of interests between the fund manager and the rated note and preferred stockholders is also evaluated.

The organization is asked to provide information on its operating processes, related technologies, controls and staffing resources. Certain operational functions can also be outsourced by the fund manager, such as the servicing of the underlying assets. Fitch reviews if the relevant third parties are adequately qualified and experienced.

Investment Manager Replacement

Due to the importance of the investment manager to a CEF’s operations, Fitch reviews the legal framework for replacing the investment manager in cases of a bankruptcy or insolvency of the manager, or when the manager cannot perform its duties. The 1940 Act sets forth parameters to govern the manager’s advisory relationship with a CEF, providing for the timely replacement of an investment manager. Fitch anticipates that the fund’s board of directors, acting under fiduciary duty, would reassign the manager’s advisory responsibilities upon determining that the manager is unable to perform them.

Surveillance

Fitch monitors fund compliance with the Fitch OC and 1940 Act tests as follows:

•    Funds internally calculate the Fitch OC and 1940 Act tests. Funds are expected to provide notice to Fitch if the resultant ratios are less than 5% above the minimum passing threshold (e.g. 105% for a Fitch OC test and 210% for a 1940 Act test for preferred stock) to initiate further dialogue.

•    At least monthly, funds calculate and provide Fitch with updated portfolio holdings and results of the Fitch OC and 1940 Act tests. In periods of heightened credit and/or liquidity stress, Fitch reserves the right to initiate more frequent/detailed surveillance procedures.

The regular reporting of asset coverage tests and updated portfolio holdings to Fitch by the fund manager and administrator/trustee is central to Fitch’s surveillance process and critical to maintaining the outstanding ratings on CEF debt and preferred stock. Failure to receive this information in a timely manner may result in negative rating actions and/or the withdrawal of assigned ratings.

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To facilitate standardized reporting of fund information and assist in the adoption of the new criteria and weekly testing, Fitch developed a reporting template. The Microsoft Excel-based template includes a coverage page that summarizes the fund’s assets, liabilities and relevant asset coverage ratios, and a portfolio holdings page, with built-in formulas for determining asset DFs and diversification guidelines. Parties interested in receiving a copy of the reporting template may contact any of the analysts listed on page 1.

To measure up-to-date performance for all rated CEF debt and preferred stock, Fitch will internally calculate a 1940 Act ratio on a regular basis to gauge portfolio volatility between monthly surveillance reports. The internal monitoring serves as a trigger point for further dialogue with managers and helps Fitch verify performance figures noted in the monthly/weekly surveillance reports received from funds. Fitch also periodically monitors ongoing asset price movements to ensure DFs remain appropriate.

Limitations

Not all rating factors in these criteria may apply to every rating action. Each specific rating action commentary or rating report will discuss those factors most relevant to the individual rating action and highlight deviations from published criteria, if any.

Fitch does not advise issuers on how to structure transactions or whether a given rating level is desirable. Rather, Fitch strives to publish transparent criteria that investors and issuers can understand and evaluate. Similar to rating CEFs, Fitch will evaluate a CEF’s investment parameters, leverage restrictions and structural protections relative to published criteria.

Users of ratings should nonetheless be aware of the general limitations on the nature of the information that rated entities or their agents make available to Fitch. In issuing and maintaining its ratings, Fitch relies on factual information it receives from issuers and underwriters and from other sources the rating agency believes credible. Fitch conducts a reasonable investigation of factual information relied on by it, in accordance with its rating methodology, and obtains reasonable verification of that information from independent sources, to the extent such sources are available for a given security or in a given jurisdiction. Issuers may choose not to share certain information with external parties, including rating agencies, at any time. Fitch expects each issuer that has agreed to participate in the rating process, or its agents, to supply promptly all information relevant for evaluating the ratings of the issuer and all relevant securities. Fitch neither has, nor would it seek, the right to compel the disclosure of information by any issuer or any agents of the issuer.

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Appendix 1: CEF Liabilities

Treatment of Fund Liabilities for Fitch OC Test Calculations

Fitch OC Tests for Rated Debt or Preferred Stock
	Fitch Total OC Test		Fitch Net OC Test
Column 1	Column 2	Column 3	Column 4	Column 5
Treatment of Nonrated Liabilities in Fund’s Capital Structure	Numerator	Denominator	Numerator	Denominator
Current Liabilities	- Current liabilities that will settle within 10 days (does not include rolled securities, forwards, futures and other leverage instruments)	No adjustments	+ Amount in column 2	No adjustments
Notes or Preferred Stock (Subordinate to Rated Liability)	+ Discounted market value (MV) of reinvested assets	No adjustments	+ Amount in column 2 - Any earmarked asset collateral MV for the liabilities	No adjustments
Notes or Preferred Stock (Pari Passu to Rated Liability)	+ Discounted MV of reinvested assets	+ Outstanding liability + Accrued interest and fees	+ Amount in column 2 - Any earmarked asset collateral MV for the liabilities	+ Outstanding liability + Accrued interest and fees
Notes or Preferred Stock (Senior to Rated Liability)	+ Discounted MV of reinvested assets	+ Outstanding liability + Accrued interest and fees	+ Amount in column 2 - Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then – column 3	No adjustments
Bank Credit Facilities	+ Discounted MV of reinvested assets	+ Outstanding liability + Accrued interest and fees	+ Amount in column 2 - Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then – column 3	No adjustments
ABCP Conduit Financing Facilities	+ Discounted MV of reinvested assets	+ Outstanding liability + Accrued interest and fees	+ Amount in column 2 - Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then – column 3	No adjustments
Reverse-Repurchase Agreements	+ Discounted MV of reinvested assets	+ Outstanding liability + Accrued interest and fees	+ Amount in column 2 - Any earmarked asset collateral MV for the liabilities	No adjustments
Floating-Rate Certificates of Tender Option Bonds (TOBs) — Corresponding to Any Inverse Floaters (Residuals) Held by the Fund	+ Discounted MV of reinvested assets + Discounted MV of bond in TOB	+ Note liability + accrued interest and fees	+ Amount in column 2 - Bond collateral MV held in TOB trust	No adjustments
Securities Lending	+ Discounted MV of securities lent + Discounted MV of collateral held for securities lent	+ Liability due upon return of securities	+ Amount in column 2 - Amount in column 3	No adjustments
Security Rolls (e.g. Mortgage Dollar Rolls)	+ Discounted MF of referenced assets	+ Liability due on settlement date	+ Amount in column 2 - Amount in column 3	No adjustments
Futures and Forwards, Long (Includes Eurodollar, Euribor and U.K. 90-Day Futures “Money Market Futures”)	+ Discounted MV of referenced assets + Discounted MV of collateral held	+ Liability due on settlement date	+ Amount in column 2 - Amount in column 3	No adjustments
Futures and Forwards, Short (Includes Money Market Futures)[a]	+ Amount receivable on settlement date + Discounted MV of collateral held	+ Referenced asset MV multiplied by 1 + [1 – (1/DF)]	+ Amount in column 2 - Amount in column 3	No adjustments
Securities Sold Short[a]	+ Discounted MV of reinvested assets + Discounted MV of collateral held	+ MV of securities sold short multiplied by 1 + [1 – (1/DF)]	+ Amount in column 2 - Amount in column 3	No adjustments
Interest Rate Swaps (Long, Receive Fixed and Pay Floating)	+ Discounted value of (swap notional ± MV of fixed-rate leg)	+ Swap notional	+ Amount in column 2 - Amount in column 3	No adjustments
Interest Rate Swaps (Short, Receive Floating and Pay Fixed)	+ Swap notional	+ Swap Notional ± 1 + [1 – (1/DF)]	+ Amount in column 2 - Amount in column 3	No adjustments
Total Return Swaps (Long)	+ Discounted referenced assets MV	+ (Referenced asset MV - equity stake or collateral put up)	+ Amount in column 2 - Amount in column 3	No adjustments
Credit Default Swaps (Long Credit, Protection Seller)	+ Discounted (CDS notional ± MV) + Discounted MV of assets’ reinvested proceeds or assets segregated as a result of entering into the position (such as received upfront fee and any collateral held)	+ CDS notional	+ Amount in column 2 - Amount in column 3	No adjustments

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Treatment of Fund Liabilities for Fitch OC Test Calculations (continued)

Fitch OC Tests for Rated Debt or Preferred Stock
	Fitch Total OC Test		Fitch Net OC Test
Column 1	Column 2	Column 3	Column 4	Column 5
Treatment of Nonrated Liabilities in Fund’s Capital Structure	Numerator	Denominator	Numerator	Denominator
Credit Default Swaps (Short Credit, Protection Buyer)	+ Lower of 0 or (CDS MV)	No adjustments	+ Amount in column 2	No adjustments
Deferred Swaps	Same as active swaps	Same as active swaps	Same as active swaps	Same as active swaps
Put Options (Purchased)	+ Max {0, (Strike Price – Reference Asset MV x [1 + (1 – (1/DF))] }	No adjustments	+ Amount in column 2	No adjustments
Call Options (Purchased)	+ Max {0, (Reference Asset MV/ DF) - Strike Price}	No adjustments	+ Amount in column 2	No adjustments
Put Options (Written)	+ Min {0, (Reference Asset MV/ DF) - Strike Price}	No adjustments	+ Amount in column 2	No adjustments
Call Options (Written)	+ Min {0, (Strike Price – Reference Asset MV x [1 + (1 – (1/DF))] }	No adjustments	+ Amount in column 2	No adjustments
Any On- and Off-Balance Sheet Liabilities Not Addressed Above	Case-by-case basis	Case-by-case basis	Case-by-case basis	Case-by-case basis

aFitch considers naked short selling as a form of leverage. Naked short selling is economically similar to a short future or forward contract, except the asset value recovered on the date of unwind/call is unknown in advance because it is driven by the value of the reinvested assets on that date. Whereas, in a short future or forward contract, the value received on the date of contract expiration is known in advance. As a general matter, Fitch will evaluate the use of naked short selling on a case-by-case basis, paying particular attention to issuer and industry concentration added by the positions in the context of the overall portfolio. Note: derivative positions that are used to hedge portfolio assets should first be netted before determining any net long or short derivative exposure. Treatment for any net derivative exposure (an amount not used to hedge or offset other derivatives or portfolio assets) is described in the table above. Appropriate DFs from the Fitch DF table on pages 9–10 apply where noted. Derivatives referencing money market indices, such as the three-month LIBOR, three-month Euribor and the U.K. 90-day rate, would utilize a DF of 1.01.

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Appendix 2: Market Value Structures

Closed-end funds (CEFs) are a type of market value structure (MVS). The term MVS is used generically to describe transaction types where repayment of the liabilities are dependent on monetizing a portfolio of marketable securities. MVS are primarily exposed to risks such as asset price declines, illiquidity and potential realization of market value losses due to breaching an unwind or liquidation trigger. The key rating drivers outlined in this criteria report for CEFs are also applied when rating other MVS, including whether the structure provides the same level of legal and structural protections, transparency and governance found in regulated CEFs.

MVS can be either cash or synthetic structures. The issuer of debt is either a regulated fund or a bankruptcy-remote special-purpose vehicle. A security interest in the assets purchased with the proceeds of the debt is created for the benefit of noteholders or preferred stock holders, and the assets are held by a trustee/custodian. In cash structures, debt proceeds are used to purchase a portfolio of securities that is managed by an investment manager. In synthetic transactions, debt proceeds typically are used to purchase a portfolio of short-term highly rated securities, and market risk is introduced primarily via a credit default swap or a total return swap between the issuer and a third party.

MVS contain a liquidation mechanism that provides structural protection or a buffer for the rated securities in case of reductions in the market value of collateral. Traditional MVS include: CEFs, market value collateralized debt obligations (CDOs), repo-backed funds and collateralized fund obligations.

Traditional MVS attempt to capitalize on the arbitrage opportunities existing between either higher-yielding investments and the lower cost of rated debt funding or longer-term highly rated assets and shorter-term debt. Transactions may have a variety of capital structures that have rated or unrated senior liabilities. The transactions generally invest in a diverse pool of assets in terms of obligor, industry and, frequently, asset class. The transactions are usually actively managed, with flexibility for the asset manager to trade the portfolio credits and even change asset class allocations.

Traditional Market Value Structures

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Appendix 3: Puerto Rican CEFs

This appendix describes the regulatory framework for PR CEFs and outlines unique criteria for rating debt and preferred stock issued by CEFs organized in the U.S. commonwealth of Puerto Rico and regulated by the Investment Company Act of Puerto Rico (the PR Act).

Regulatory Framework: Investment Companies Act of Puerto Rico

PR funds launched prior to 2013 are generally regulated under the Investment Companies Act of Puerto Rico of 1954 (Old PR Act). The Puerto Rico Investment Companies Act of 2013 (New PR Act) covers newly launched funds or PR CEFs that have proactively converted from the Old PR Act to the New PR Act. Fitch applies the same criteria for funds regulated under both the old and new regulations, although we view the New PR Act as having the potential to be credit positive, particularly with respect to diversification.

The New PR Act revamps compliance and governance rules, allows for greater diversification outside of Puerto Rico, establishes formal fund leverage limits, creates a new type of tax-advantaged structure and mandates all rulings by the Commissioner of Financial Institutions (the commissioner) be made public going forward.

Under the Old PR Act, PR investment companies invest mainly in municipal debt issued by the island’s government, in line with a 67% minimum investment requirement. The new law notably lowers the PR investment requirement to 20% for PR CEFs that invest in municipal debt and eliminates it completely for PR CEFs that do not invest in municipal debt. This allows greater diversification of fund portfolios away from distressed PR issuers.

Existing funds are, for the most part, grandfathered in under the Old PR Act, except for compliance with new rules with respect to affiliate transactions; tighter governance over fund directors and officers; and uniformity over repurchasing fund stock from investors. These changes closer align local investment companies with protections already in place for investors in U.S. mutual funds under the U.S. 1940 Act. Shareholder approval is needed to convert existing funds to the new law, which may prove challenging.

Both laws established minimum diversification requirements, which vary depending on whether the fund is classified as a diversified or nondiversified fund. Diversified funds are limited to investing 5% or less of total assets in any single issuer while retaining 20% or less of the outstanding voting securities of any other issuer. Nondiversified funds are limited to investing 25% or less of total assets in any single issuer while retaining 75% or less of the outstanding voting securities of any other issuer.

One consequence of the new law may be the divestiture of local municipal bonds by existing funds choosing to convert to the new 20% framework. This could put further pressure on PR entities that are under credit pressure and seeking to refinance maturing obligations.

Leverage Limits

Fitch-rated funds operating under the Old PR Act have effectively restricted themselves from issuing additional leverage when leverage ratios exceed 50% of total assets. When there is a breach of up to 5%, funds must submit reporting to the commissioner on a monthly basis. When there is a breach beyond 55%, funds may obtain authorization from the commissioner to maintain levels without deleveraging. The New PR Act formalizes these procedures.

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Additionally, the Old and New PR Acts do not prohibit funds from paying out common stock dividends when in breach of their leverage thresholds, unlike the U.S. 1940 Act. Despite this, some PR managers have explicitly incorporated the restriction, which Fitch views positively as a credit protection for the rated obligations.

Capital Structure and Leverage

Leveraged PR CEFs may issue multiple forms of liabilities that include reverse repurchase agreements, margin loans, medium-term notes, short-term notes and preferred stock. PR CEFs normally operate at, although are not explicitly limited to, an overall leverage target of under 50%.

PR CEFs segregate portfolio assets into separate subaccounts, with each subaccount holding collateral for a given fund liability. PR CEF managers have the ability to transfer assets between accounts and top-up collateral as needed, subject to the leverage covenants of each lending arrangement. Each fund liability has a secured legal claim to the collateral in its subaccount, and the liabilities also share jointly in any assets that remain unencumbered at the overall portfolio level.

Fitch primarily looks to the specific collateral at the subaccount level when assigning ratings to debt and preferred stock issued by PR CEFs. Other collateral subaccounts and any unencumbered assets in the fund are not explicitly recognized for purposes of calculating the OC tests. This reflects the uncertain quality and quantity of assets held elsewhere in the fund, as those assets may be encumbered by other borrowers or have limited liquidity.

Fitch also evaluates assets unencumbered, or pledged to other creditors of the fund. This information helps Fitch evaluate the fund’s ability to segregate sufficient collateral to meet obligations to all creditors. Analyzing asset coverage to all liabilities provides a clearer picture to the fund’s ability to continue and provide the rated notes/preferred stock with sufficient collateral.

Capital Structure of U.S. CEFs		Capital Structure of PR CEFs
Portfolio Assets	Nonrated Bank Line, Reverse Repos, etc. Rated Senior Notes	Fungible Assets
		Subaccount Assets	Subaccount Assets	Subaccount Assets	Subaccount Assets
	Rated Preferred Stock	Nonrated Reverse Repos	Rated Medium-Term Notes	Rated Short-Term Notes	Rated Term Preferred Stock
	Common Equity	Common Equity

Challenges in Achieving Highest Rating Level

Historically, PR CEFs had typically invested a large portion of their portfolio in non-103 bonds (per Section 103 of the Internal Revenue Code). Non-103 bonds are sold primarily to Puerto Rico investors and are characterized by smaller issue sizes and lower liquidity. Their interest income is exempt from federal, commonwealth and local taxes for Puerto Rico residents but may be subject to taxes for residents outside Puerto Rico (hence limiting their demand). PR CEFs purchase non-103 bonds because the after-tax interest income for the funds’ investors is typically greater than that of 103 bonds from the same issuer.

A drawback to non-103 bonds is that they are held predominantly by a concentrated and homogenous group of investors in the Puerto Rico market, namely PR CEFs that may be reliant on the liquidity of the underlying assets to repay liabilities during periods of mandatory deleveraging/defeasance. This concentration introduces additional liquidity considerations not explicitly captured in Fitch’s asset DFs. As such, Fitch does not afford credit to non-103 bonds at the ‘AAA’ rating level.

Liquidity constraints, combined with the low credit quality of Puerto Rico, make it difficult for PR CEFs with significant direct exposures to PR issuers to achieve the highest rating levels on debt and preferred stock (exceptions are funds that do not assume outsized leverage at the overall fund or any individual subaccount, and invest predominantly in direct U.S. Treasury/agency obligations and/or direct U.S. corporate/municipal obligations).

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Structured Conduit Transactions

At times, PR CEFs invest in secured notes issued by certain structured conduits that are owned and operated by PR governmental entities. These notes are utilized by PR CEFs to diversify outside of PR when the collateral consists of non-PR obligations (despite being eligible as Puerto Rico securities for the minimum Puerto Rico two-third investment requirement set forth by the PR Act).

In evaluating structured conduit transactions, Fitch seeks to understand whether the fund’s collateral agent will retain possession of the note collateral at the subaccount level and whether the conduit transactional documents grant the collateral agent full authority to liquidate the collateral. In general, Fitch affords limited credit for conduit notes meeting these guidelines, as presented in the table below.

Structured conduit transactions will be considered on a case-by-case basis, including an operational review of the PR conduit operator, and, at minimum, the exposure would remain subject to issuer concentration guidelines and DFs (determined by the conduits’ collateral) in this criteria report.

Fitch Guidelines for Qualifying Notes Issued by Structured PR Conduits
	Maximum % Eligible for Fitch Total OC Test[a]
	AA	A	BBB
Aggregate Exposure to Notes of Structured Puerto Rico Conduits	20	40	60

Note: Fitch applies standard discount factors for different rating levels of PR CEF debt and preferred stock.

Index-Linked Notes and Preferred Stock

Certain liabilities issued by PR CEFs contain index-linked payment provisions, whereby the payment of interest or dividends (but not principal repayment) is linked to the performance of an index specified in the transaction documents. PR CEFs typically seek to hedge this exposure by entering into an interest or dividend rate swap with a swap counterparty.

For example, payment of interest or dividends may be a function of the percentage change in the S&P 500 during the life of the security. The interest or dividend payment may range from 0% to a much higher, albeit capped, percentage, depending on the performance of the reference index.

When rating hedged index-linked notes and preferred stock, Fitch reviews the master swap agreement and the credit risk of the swap counterparty using “Counterparty Criteria for Structured Finance and Covered Bonds.” Fitch looks to a minimum Fitch long-term issuer default rating (IDR) of ‘A’ and a minimum short-term IDR of ‘F1’ of the swap counterparty to support notes and preferred stock ratings in the ‘AA’ rating category or higher. If sufficient collateral is posted, the criterion is extended to counterparties rated a minimum of ‘BBB+’ and ‘F2’.

The effectiveness of the hedge and, therefore, the rating assigned to the notes or preferred stock may be linked to the performance of the swap counterparty. The ratings may change with a downgrade or default of the swap counterparty, absent structural mitigants that de-link this risk.

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When Fitch deems index-linked interest or dividends effectively hedged with an appropriately rated counterparty, only the accrued fees and interest associated with the so-called pay leg of the swap agreement will be included as part of total liability for purposes of calculating the Fitch total OC test; the interest or dividends on the obligations are excluded. Equity-linked notes and preferred stock not hedged or determined to be ineffectively hedged will be evaluated on a case-by-case basis.

Index-linked debt or preferred stock ratings only address the ability of the fund to pay interest or dividends pursuant to stated terms. Therefore, if the material underperformance of the reference index results in interest or dividends payable to the investor being reduced or eliminated, this would not, on its own, have negative rating implications.

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Appendix 4: Market Value Approach to DF Development

Fitch has developed DFs through historical worst-loss stress testing, an approach consistent with its criteria as detailed in the criteria report, “Rating Market Value Structures.” To reflect the dynamic and diverse nature of CEF portfolios, Fitch has developed specific DFs for common asset types.

Discounted portfolio assets are used as the numerator for the Fitch OC tests and are calculated by dividing the current portfolio market value by the appropriate DF for each asset type. DFs are not intended to provide a static view of asset performance, but, rather, they express current views of potential market value loss through current economic conditions and the credit cycle. Fitch will perform a periodic review of DFs using the methodology described in this criteria report. Fitch’s determination of asset DFs was primarily based on worst-loss events experienced by each asset class. Therefore, even if future analysis indicates more positive and/or stable asset performance than implied in the currently presented DFs, Fitch may leave the DFs unchanged.

Fitch established DFs by determining the appropriate asset categorization, quantitative analysis and modeling of historical asset price movements, as well as other qualitative considerations.

Categorization of Asset Classes

Fitch reviewed major asset classes within the CEF investable universe and assigned asset groups differentiated by type, and exhibited the magnitude of market value risk (for a list of Fitch-identified asset classes, see the table on pages 9 and 10). This approach segregated assets by sector and subordination in the issuer’s capital structure, domicile, credit rating and duration. Market-based characteristics, such as price or spread measures, were not utilized when segregating assets into distinct categories for the purposes of assigning asset DFs. The grouping of asset types is intended to strike an appropriate balance between differences in the market value performance of asset subclasses and the diminishing benefit of overly specific classification (due to the correlation of similar assets and the challenges a more expanded approach would bring to implementation by funds). Assigning portfolio assets to broader groups is intended to allow funds to allocate DFs and perform the Fitch OC tests in an efficient and transparent manner.

Quantitative Analysis and Modeling

For each asset class, Fitch constructed a base case stress based on historical index performance and considered the volatility and liquidity of the given index. The base case stress was then converted into an expected loss at each rating level by multiplying the base case stress by a representative factor for higher rating stress scenarios.

Volatility

Fitch’s analysis of a given asset category was based on observing the worst-case price decline experienced by the index, given a rolling 45-business-day exposure period. The analysis used historical price data drawn from an asset’s representative index. Qualified indices typically had at least 10 years of available data. The starting dates for the index data varied but, in all cases, included the financial crisis of 2008 and ended in June 2012.

At times, Fitch used multiple indices for its analysis, looking at both price volatility and index constituents. Representative indices for each asset class were selected on the basis of the best fit between the index constituents and typical CEF portfolio holdings.

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Factors Fitch considered in determining robustness included frequency of data points, length of pricing history, inclusion of multiple stress periods and business cycles and appropriateness of the data series for the asset category under consideration. Examples of indices used include the S&P 500 Index as a proxy for the historical price volatility of U.S. large cap common stock; the Alerian MLP Index for MLPs; the LSTA Leveraged Loan Index for first lien leveraged loans; and the Lehman Intermediate Corporate Index for U.S. investment-grade corporate debt maturing in less than 10 years.

As an added measure of conservatism, in certain instances, Fitch increased historically observed worst losses if the asset class had experienced its worst 45-business-day loss within the preceding six months. This was intended to address the uncertainty of potential further price declines in the near future. The size of the increase was based on the timing of the observed worst loss and the degree of historical volatility experienced by the index.

Liquidity

Fitch views market liquidity in periods of stress to be particularly relevant to ensure that portfolio liquidation mechanisms work as intended, following breaches in leverage collateral tests. Therefore, Fitch constructed separate liquidity stresses based on observations of stressed liquidations and discussions with various internal sector analysts and external market participants.

Overall, Fitch made an assessment of an asset’s liquidity profile based on factors, such as:

•    Market size.

•    Market volumes (current and historical).

•    Bid/offer spreads, both in regular and stressed markets.

•    Observed liquidation prices during periods of stress.

•    Breadth and diversity of investors.

•    Size of issuance.

•    Transparency of the issuer.

•    Assessment of normal and large-block trading sizes.

•    Depth of market making and stability in times of stress.

Additional liquidity haircuts varied by asset type; for example, publicly traded equities received no additional liquidity haircut given the deep, established market for such securities and investment-grade corporate bonds received an additional nominal 5% loss, which was then added to the historical worst loss.

Expected Loss

A base case stress for each asset class is the sum of the worst loss plus any illiquidity adjustment. Each base case stress was classified by Fitch as being consistent with a particular rating stress, as determined by reviewing the main worst-loss drivers, the scale of decline during the specific economic period and the magnitude of worst loss relative to other historical losses.

Once a rating level was determined for each base case stress, the base case stress was increased using corresponding multipliers to reflect higher expected losses under higher rating stress scenarios. The multiplier was based on historical asset performance by rating category.

For example, to increase a ‘BBB’ rating stress to a ‘AAA’ level, a multiple of two was used. Therefore, if an asset class’ observed worst-case loss for a 45-business-day period was 11%, and this loss was deemed consistent with a ‘BBB’ rating stress, then a ‘AAA’ level worst loss was estimated at 22% over the 45-day period, assuming no additional liquidity add on. For ‘A’ rating level base cases, the add-on for a ‘AAA’ rating level was 1.5x. Most base case worst-case losses were judged to be ‘BBB’ or ‘A’ rating stresses for purposes of this criteria.

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Qualitative Assessment

Calculating base case historical stresses per asset category was only one of several factors Fitch considered when determining DFs. Fitch also analyzed the fundamental characteristics of assets, which included an analysis of the asset’s structure (e.g. convertible securities) and information transparency (e.g. liquidity).

An asset class’ seniority/subordination was also analyzed, and more subordinated assets typically received higher DFs. For example, equities received more conservative DFs, compared with bonds. However, this was not always the case; for instance, third lien secured leveraged loans received lower DFs than unsecured high-yield bonds, primarily due to the relatively poor liquidity associated with such loans.

Given the importance of robust historical data in determining worst-loss estimates, asset classes that did not include significant periods of stress were afforded little to no credit for the purpose of Fitch’s analysis.

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